UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2008

Novamerican Steel Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33342 (Commission File Number)	20-4790836 (I.R.S. Employee Identification Number)

28 West 44th Street, 16th Floor

New York, NY 10036

(Address of Principal Executive Offices, including Zip Code)

Registrant’s Telephone Number, including Area Code: 646-429-1505

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Conditions.

On April 7, 2008, Novamerican Steel Inc. (the “Company”) issued a press release announcing its financial results for the three months ended February 23, 2008. The press release attached hereto as Exhibit 99.1 includes references to “Net Debt” and “EBITDA,” which are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”).

Net Debt is defined by the Company as total debt less cash and cash equivalents. Net Debt does not purport to be an alternative to indebtedness. Net Debt is provided because the Company believes that net debt is generally accepted as providing useful information regarding a company's indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. The Company’s method for calculating net debt may not be comparable to methods used by other companies.

EBITDA is defined by the Company as net income before interest expense, income taxes, depreciation, and amortization. EBITDA is provided because the Company believes that such non-GAAP financial measures are generally accepted as providing useful information regarding a company’s credit facilities and certain financial-based covenants and, accordingly, its ability to incur debt and maintain adequate liquidity. Such non-GAAP financial measures should not be considered in isolation or as a substitute for net income (loss), cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with GAAP. The Company's method for calculating such non-GAAP financial measures may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under its senior secured revolving credit facility or its senior notes

Any measure that excludes interest expense and loss on extinguishment of debt, depreciation and amortization, or income taxes has material limitations because the Company has borrowed money in order to finance its operations and its acquisitions, it uses capital and intangible assets in its business, and the payment of income taxes is a necessary element of its operations. Due to these limitations, the Company uses EBITDA only in addition to and in conjunction with results presented in accordance with GAAP. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, Net Debt and EBITDA as defined by the Company may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of Net Debt and EBITDA with non-GAAP financial measures having the same or similar names used by other companies.

The information in this Form 8-K and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing except as shall be expressly set forth by specific reference in such filing.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On April 2, 2008, our Board of Directors approved the closure of our Cambridge, Ontario processing facility by the end of April 2008. As part of our organizational changes, we have taken the decision to centralize our replenishment activities in our Stoney Creek facility in Hamilton, Ontario and consolidate the Cambridge, Ontario processing activities into Stoney Creek. The Cambridge facility processes hot-rolled, hot-rolled pickled and oiled, cold-rolled and coated slit carbon steel coils. We expect the closure to accelerate the transformation towards operating as one system and to reduce operating expenses by about $4.5 million. We do not expect an impact on our sales. The facility currently employs about 65 employees. About one-half of the employees will be offered employment at our Stoney Creek facility. Employees who are not offered employment at Stoney Creek or who do not accept such an offer will be terminated. We expect to incur exit costs of approximately $2.5 to $3.0 million in 2008, primarily relating to employee severance and obligations under the existing facility lease. We also expect to record accelerated depreciation in the range of $0.5 million to $0.8 million associated with the assets located at the Cambridge facility.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99.1	Press release dated April 7, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVAMERICAN STEEL INC.
Date:	April 7, 2008	By:	/s/ Corrado De Gasperis
			Name:	Corrado De Gasperis
			Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press release dated April 7, 2008.